EXHIBIT 11
FIRST COMMERCE CORPORATION AND SUBSIDIARIES

 COMPUTATION OF EARNINGS PER SHARE

                                                Three Months Ended
                                                     March 31
                                              -------------------------
                                                 1994        1993
                                              ------------ ------------
Primary earnings per share
- - ----------------------------------------------
Weighted average number of common shares
  outstanding                                  26,131,101   24,540,543
Shares from assumed exercise of options,
    net of treasury stock method                  171,019      274,249
Less shares held in treasury                          -            -
                                              ------------ ------------
                                               26,302,120   24,814,792
                                              ============ ============

Net income (in thousands)                         $26,132      $22,415
Preferred dividend requirements                     1,087        1,087
                                              ------------ ------------
Income applicable to common shares                $25,045      $21,328
                                              ============ ============

Per common share                                    $ .95        $ .85
                                              ============ ============

Fully diluted earnings per share
- - ----------------------------------------------
Weighted average number of shares
  outstanding, net of shares held in treasury  26,131,101   24,540,543
Shares from assumed exercise of options,
    net of treasury stock method                  171,038      284,756
Shares from assumed conversion of dilutive
  convertible notes and debentures:
      Preferred stock                           2,794,064    2,794,149
      Convertible debentures                    3,148,791    3,154,296
                                              ------------ ------------
                                               32,244,994   30,773,744
                                              ============ ============

Income applicable to common shares                $25,045      $21,328
Expenses that would not have been incurred
  if assumed conversions occurred:
      Preferred dividend requirements               1,087        1,087
      Interest expense, net of tax                  1,740        1,769
                                              ------------ ------------
Income applicable to common shares plus
  expenses that would not have been incurred
  if assumed conversions occurred                 $27,872      $24,184
                                              ============ ============

Per common share                                     $.86         $.78
                                              ============ ============
